Exhibit 5.1

Rich May, P.C.

176 Federal Street

Boston, MA 02110

May 11, 2015

Biomerica, Inc.

17571 Von Karman Avenue

Irvine, CA 92614

                        Re:  Biomerica, Inc. 2014 Stock Incentive Plan

Ladies and Gentlemen:

This firm is special counsel for Biomerica, Inc., a Delaware corporation (the “Company”), and as such we have advised the Company in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 800,000 shares of common stock, $.08 par value per share, of the Company (the “Shares”), issuable under the Biomerica, Inc. 2014 Stock Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Plan and all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Massachusetts and we express no opinion with respect to the laws of any jurisdiction other the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Rich May, P.C.
Rich May, P.C.